EXHIBIT 99.1

News Release
TANGER REPORTS SECOND QUARTER 2017 RESULTS
Consolidated Portfolio Average Tenant Sales Increased 1.2% for the Quarter
Consolidated Portfolio Occupancy was 96.1%

Greensboro, NC, August 1, 2017, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three and six months ended June 30, 2017.

Financial Results

•
For the second quarter of 2017, net income was $0.31 per common share, or $29.1 million, compared to $0.76 per common share, or $72.7 million, for the second quarter of 2016. Net income was positively impacted in both periods by gains on the sale of assets or the acquisition of interests in previously held joint ventures. These gains totaled $0.07 per common share, or $6.9 million, during the second quarter of 2017 and $0.52 per common share, or $49.3 million, during the second quarter of 2016.

•
For the six months ended June 30, 2017, net income was $0.54 per common share, or $51.1 million, compared to $1.05 per common share, or $99.5 million, for the six months ended June 30, 2016. Net income was positively impacted in both periods by gains on the sale of assets or the acquisition of interests in previously held joint ventures. These gains totaled $0.07 per common share, or $6.9 million, during the six months ended June 30, 2017 and $0.57 per common share, or $54.1 million, during the six months ended June 30, 2016.

•	Funds from operations ("FFO") was $0.59 per common share for both the second quarter of 2017 ($59.4 million) and second quarter of 2016 ($59.2 million).

•	During the six months ended June 30, 2017, FFO increased 2.6% to $1.17 per common share, or $117.1 million, from $1.14 per common share, or $113.9 million, for the six months ended June 30, 2016.

•
Adjusted funds from operations ("AFFO"), which excludes certain items that we do not consider indicative of our ongoing operating performance, was $0.59 per common share, or $59.4 million, for the second quarters of both 2017 and 2016.

•	For the six months ended June 30, 2017, AFFO increased 1.7% to $1.17 per common share, or $117.7 million, from $1.15 per common share, or $115.2 million, for the six months ended June 30, 2016.

•
FFO and AFFO, which do not include the gains that positively impacted 2017 and 2016 net income, are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO, and AFFO are included in this release. Net income, FFO and AFFO per share are on a diluted basis.

"We have worked diligently improving the quality of our portfolio by re-merchandising 6 centers, strengthening our fortress balance sheet by successfully completing a $300 million bond offering, and continuing our AFFO growth during this challenging period for retailers. During the second quarter, we sold the least productive asset in our portfolio and invested the proceeds to buy back 1.5 million of our common shares, which offset the dilutive impact of the property sale on AFFO. Subsequent to quarter end, we completed a $300 million, ten-year bond offering with a 3.875% coupon, the proceeds of which will be used for the early redemption of $300 million of 6.125% bonds that mature June 1, 2020. This financing will increase AFFO by $0.06 per share annualized, or about $0.015 per share in the second half of 2017. In addition, it will extend our weighted average term to maturity to 6.7 years, reduce our weighted average interest rate by more than 40 basis points to 3.31%, and increase our cash flow by over $6 million annually," commented Steven B. Tanger, Chief Executive Officer.

"Outlets remain a very important and profitable channel of distribution for brand name and designer retailers and manufacturers, as evidenced by our high level of occupancy, 96.1% as of June 30, 2017, and our streak of 55 consecutive quarters of same center net operating income growth. Another indicator of the resiliency of the outlet channel is that if retailers announce plans to close stores, historically, outlets have accounted for a disproportionately small number of those stores compared to other retail formats. Given the outlet channel's appeal with retailers and our fortress balance sheet, we believe Tanger is well-positioned to weather the current headwinds in the retail environment and emerge stronger when the cycle turns positive," he added.

Re-merchandising Activity

Tanger is currently re-merchandising 6 outlet centers. The Company projects a yield of approximately 7% on the $24.3 million planned capital investment for these projects. Enhancing the tenant mix has historically increased shopper traffic, driven demand from additional tenants, increased rent spreads on future renewals and increased overall outlet center productivity. The Company is already beginning to realize some benefit from these projects, with average base rent spreads for 2017 renewals at these properties outpacing those for renewals in the balance of the consolidated portfolio by more than 200 basis points. Re-merchandising efforts at 5 of these centers are expected to be completed by the end of 2017, with the completion for the final center expected in the fourth quarter of 2018.

To date, the Company has executed 8 leases to re-tenant 150,000 square feet in these centers with desirable high-volume retailers. These new stores required the consolidation of 24 storefronts with an average size of 6,200 square feet to create new storefronts with an average size of approximately 18,700 square feet. Although these sought-after tenants typically require a lower relative cost of occupancy, re-merchandising with the high-volume brands that resonate with the consumer has been a successful long-term strategy for Tanger for more than 36 years.

Operating Metrics

•
Blended average base rental rates increased 11.7% on 265 leases totaling approximately 1,187,000 square feet renewed or released throughout the consolidated portfolio during the six months ended June 30, 2017, excluding 8 leases in the centers currently undergoing major re-merchandising projects

•
Including these 8 leases totaling 150,000 square feet, blended average base rental rates increased 7.9% on 273 leases totaling approximately 1,337,000 square feet renewed or released throughout the consolidated portfolio during the six months ended June 30, 2017

•	Consolidated portfolio occupancy rate was 96.1% on June 30, 2017

•	Average tenant sales productivity for the consolidated portfolio was $383 per square foot for the twelve months ended June 30, 2017

•
Same center tenant sales performance for the three months ended June 30, 2017 increased 1.2% for the consolidated portfolio and increased 1.1% for the overall portfolio, compared to the three months ended June 30, 2016

•
Same center tenant sales performance for the twelve months ended June 30, 2017 decreased 2.2% for the consolidated portfolio and decreased 1.2% for the overall portfolio, compared to the twelve months ended June 30, 2016

The Company executed lease renewals during the first six months of 2017 totaling 1,001,000 square feet at an average increase in base rents of 10.1%. Excluding 29 twelve-month renewals that represent about 11% of renewals executed, average base rents increased 12.7%.

Tanger recaptured approximately 142,000 square feet within its consolidated portfolio during the first six months of 2017, including 80,000 square feet during the second quarter, related to bankruptcies and brand-wide restructurings by retailers, compared to approximately 19,000 square feet during the first six months of 2016. Tanger recaptured a total of 105,000 square feet and 157,000 square feet during 2016 and 2015, respectively within the consolidated portfolio related to bankruptcies and brand-wide restructurings by retailers. The Company currently expects year-end consolidated portfolio occupancy of approximately 96%.

During the twelve months ended June 30, 2017, three new Tanger Outlets Centers were included in the consolidated portfolio sales metric for the first time. Average tenant sales for the portfolio reflects the dilution of these newly stabilized centers, as the productivity of new centers typically does not initially exceed the average productivity for the remaining portfolio, which is comprised largely of more mature assets. Average tenant sales productivity includes stabilized outlet centers and is based on all reporting retailers leasing stores less than 20,000 square feet in size which have occupied such stores for a minimum of twelve months.

Tanger continues to have the lowest cost of occupancy among all mall REITs and most of the Company's tenants report that outlet stores remain one of their most profitable and important retail distribution channels.

Same Center and Portfolio NOI

•	Portfolio net operating income ("Portfolio NOI") for the consolidated portfolio increased 9.5% during the second quarter and increased 10.2% on a year-to-date basis

•
Excluding the centers undergoing major re-merchandising projects, same center net operating income ("Same Center NOI") for the consolidated portfolio increased 2.2% during the second quarter and increased 2.3% on a year-to-date basis

•
Including these centers, Same Center NOI for the consolidated portfolio increased 0.7% during the second quarter, marking the 55th consecutive quarter of Same Center NOI growth, and increased 0.8% on a year-to-date basis

•
For the consolidated portfolio, lease termination fees, which are excluded from Same Center NOI and Portfolio NOI, totaled $1.5 million for the the second quarters of both 2017 and 2016, and totaled $2.6 million and $2.0 million for the respective year-to-date periods. In addition, Tanger's share of lease termination fees in its unconsolidated joint ventures, which is included in equity in earnings of unconsolidated joint ventures, was less than $50,000 for the first half of 2017, but totaled $0.5 million and $1.0 million for the second quarter and first half of 2016, respectively.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Investment Activities

Construction is ongoing for the following two wholly-owned development projects expected to be completed in 2017, both of which are currently expected to open approximately 90% leased:

•	Lancaster, Pennsylvania - a 123,000 square foot expansion scheduled to open on September 1, 2017

•	Fort Worth, Texas - a new 352,000 square foot outlet center scheduled to open on October 27, 2017

•	Combined, these projects represent a total investment of approximately $137.9 million with an expected weighted average stabilized yield of approximately 9.3%

•	As of June 30, 2017, $85.3 million of the Company's expected net capital requirement remained to be funded

Given current market conditions, Tanger currently does not plan to deliver a new outlet center during 2018. However, pre-development and pre-leasing efforts are ongoing for projects in the Company's shadow pipeline of development opportunities. Tanger's long-standing disciplined development approach remains a core business tenet. The Company's underwriting practice requires achievement of a minimum pre-leasing threshold and receipt of all non-appealable permits prior to acquisition of land or commencement of construction.

On May 17, 2017, Tanger closed on the sale of a 22-year-old non-core outlet center located in Westbrook, Connecticut to a private real estate developer and operator for $40 million, representing a 10.0% capitalization rate. During the quarter, the Company recorded a $6.9 million gain related to the transaction.

Period-End Balance Sheet Summary

•	Raised common dividend for the 24th consecutive year on April 6, 2017

•
Used asset sale proceeds to repurchase 1.5 million common shares during the quarter at a weighted average price of $26.25 per share for total consideration of $39.3 million, leaving $85.7 million remaining under Tanger's $125.0 million share repurchase authorization, which is valid through May 2019

•	Debt-to-total market capitalization ratio was 40%

•	Total outstanding floating rate debt was $231 million, representing less than 13% of total debt outstanding, or about 5% of total enterprise value

•	Unused capacity was $419 million under the Company's $520 million unsecured lines of credit

•	Weighted average interest rate was 3.73%

•	Weighted average term to maturity of outstanding debt, including extension options, was approximately 5.6 years

•	Approximately 91% of the Company's consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio was 4.30 times for the second quarter of 2017

Subsequent to quarter-end, Tanger completed a public offering on July 3, 2017 of $300 million of 3.875% unsecured senior notes due July 15, 2027. The notes were priced at 99.579% of par to yield 3.926% to maturity, netting proceeds of approximately $295.9 million. The Company intends to use the net offering proceeds and borrowings under its unsecured lines of credit to redeem $300 million of outstanding 6.125% unsecured senior notes dues June 1, 2020. The redemption, which requires payment of a make-whole premium of approximately $34.1 million, is expected to occur August 2, 2017.

Giving effect to the offering and redemption June 30, 2017, the weighted average term to maturity of the Company's outstanding debt, including extensions, will be extended to 6.7 years and the weighted average interest rate will be reduced to 3.31%.

Earnings Guidance for 2017

Tanger is revising its net income, and FFO per share guidance for 2017, primarily to reflect:

•	The sale of the Westbrook, Connecticut outlet center, the approximate impact of which is expected to be $0.04 per share accretive to net income and $0.025 per share dilutive to FFO and AFFO

•	Common share repurchases, the approximate accretive impact of which is expected to be $0.01 per share to net income and $0.025 per share to FFO and AFFO

•
The recent bond offering and the bond redemption, the combined impact of which is expected to be $0.36 per share dilutive to net income, $0.34 per share dilutive to FFO and $0.015 per share accretive to AFFO

For the year ended December 31, 2017:
	Low Range	High Range
Estimated diluted net income per share	$0.70	$0.75
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest share and our share of
unconsolidated joint ventures, and gain on sale of real estate	1.34	1.34
Estimated diluted FFO per share	$2.04	$2.09
AFFO adjustments per share	0.36	0.36
Estimated diluted AFFO per share	$2.40	$2.45

Other key guidance assumptions are as follows:

•	Same center net operating income growth between 1.5% and 3.0%, excluding 6 outlet centers undergoing re-merchandising efforts (between 0.5% and 2.0% including these centers)

•	Forecasted lease termination fees for the full year of approximately $2.7 million

•	Average general and administrative expense of between $11.2 million and $11.7 million per quarter

•
Does not include the impact of any additional share repurchases and assumes 2017 weighted average diluted common shares of approximately 94.7 million for net income per share and 99.7 million for FFO and AFFO per share

•
Does not include the impact of any additional financing activity, the sale of any outparcels, additional properties or joint ventures interests, or the acquisition of any properties or joint venture partner interests

•	Assumes no further bankruptcies are announced and deals reached with tenants that are currently in bankruptcy are ultimately approved by the bankruptcy courts

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, August 2, 2017, at 10:00 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 46672106 to be connected to the Tanger Factory Outlet Centers Second Quarter 2017 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from August 2, 2017 at 1:00 p.m. through August 11, 2017 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 46672106. An online archive of the web cast will also be available through August 11, 2017.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers and one additional center currently under construction. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 14.8 million square feet leased to over 3,100 stores operated by more than 500 different brand name companies. The Company has more than 36 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 188 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2017. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, Same Center NOI, general and administrative expenses, and the weighted average diluted common shares and units; the strength and stability of the Company's balance sheet; plans and expectations, including opening dates, for new developments and expansions; total costs to complete construction of outlet centers and the expected average stabilized yield; the impact of the Company's current re-merchandising plans including the yield on the planned capital investment; the profitability of the Company's tenants; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the Company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income, FFO or AFFO, whether projects in our pipeline convert into successful developments, the Company's ability to lease its properties, the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    SVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Base rentals (a)	$80,788	$75,003	$161,118	$147,626
Percentage rentals	1,805	2,326	3,660	4,476
Expense reimbursements	34,023	30,754	70,621	63,996
Management, leasing and other services	609	1,332	1,188	2,453
Other income	2,389	1,918	4,395	3,587
Total revenues	119,614	111,333	240,982	222,138
Expenses:
Property operating	37,116	35,012	77,503	72,886
General and administrative	11,500	11,675	22,912	23,240
Abandoned pre-development costs	—	—	627	—
Depreciation and amortization	32,905	26,306	64,199	52,873
Total expenses	81,521	72,993	165,241	148,999
Operating income	38,093	38,340	75,741	73,139
Other income (expense):
Interest expense	(16,520)	(13,800)	(33,007)	(28,684)
Gain on sale of assets and interests in unconsolidated entities	6,943	—	6,943	4,887
Gain on previously held interest in acquired joint ventures	—	49,258	—	49,258
Other non-operating income (expense)	57	38	92	354
Income before equity in earnings of unconsolidated joint ventures	28,573	73,836	49,769	98,954
Equity in earnings of unconsolidated joint ventures	2,374	3,466	4,692	6,965
Net income	30,947	77,302	54,461	105,919
Noncontrolling interests in Operating Partnership	(1,557)	(3,897)	(2,735)	(5,341)
Noncontrolling interests in other consolidated partnerships	—	12	—	(11)
Net income attributable to Tanger Factory Outlet Centers, Inc.	29,390	73,417	51,726	100,567
Allocation of earnings to participating securities	(306)	(725)	(601)	(1,019)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$29,084	$72,692	$51,125	$99,548

Basic earnings per common share:
Net income	$0.31	$0.76	$0.54	$1.05

Diluted earnings per common share:
Net income	$0.31	$0.76	$0.54	$1.04

a.	Includes straight-line rent and market rent adjustments of $732 and $1,186 for the three months ended and $1,830 and $2,244 for the six months ended June 30, 2017 and 2016, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Rental property:
Land	$262,166	$272,153
Buildings, improvements and fixtures	2,651,419	2,647,477
Construction in progress	94,490	46,277
	3,008,075	2,965,907
Accumulated depreciation	(849,652)	(814,583)
Total rental property, net	2,158,423	2,151,324
Cash and cash equivalents	8,362	12,222
Investments in unconsolidated joint ventures	131,172	128,104
Deferred lease costs and other intangibles, net	139,675	151,579
Prepaids and other assets	91,861	82,985
Total assets	$2,529,493	$2,526,214

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,136,296	$1,135,309
Unsecured term loan, net	322,793	322,410
Mortgages payable, net	171,215	172,145
Unsecured lines of credit, net	98,698	58,002
Total debt	1,729,002	1,687,866
Accounts payable and accrued expenses	71,383	78,143
Other liabilities	67,979	54,764
Total liabilities	1,868,364	1,820,773
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 94,958,136 and 96,095,891 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	950	961
Paid in capital	787,255	820,251
Accumulated distributions in excess of net income	(136,225)	(122,701)
Accumulated other comprehensive loss	(24,247)	(28,295)
Equity attributable to Tanger Factory Outlet Centers, Inc.	627,733	670,216
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	33,237	35,066
Noncontrolling interests in other consolidated partnerships	159	159
Total equity	661,129	705,441
Total liabilities and equity	$2,529,493	$2,526,214

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	June 30,
	2017	2016
Gross leasable area open at end of period (in thousands):
Consolidated	12,425	11,942
Partially owned - unconsolidated	2,371	2,766

Outlet centers in operation at end of period:
Consolidated	35	34
Partially owned - unconsolidated	8	9

States operated in at end of period (1)	22	21
Occupancy at end of period (1), (2)	96.1%	96.9%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes the occupancy rate at our Daytona Beach outlet center which opened during the fourth quarter of 2016 and has not yet stabilized.

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and same center net operating income ("Same Center NOI") as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$30,947	$77,302	$54,461	$105,919
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	32,383	25,937	63,238	52,142
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,550	5,808	7,388	11,147
Gain on sale of assets and interests in unconsolidated entities	(6,943)	—	(6,943)	(4,887)
Gain on previously held interest in acquired joint ventures	—	(49,258)	—	(49,258)
FFO	59,937	59,789	118,144	115,063
FFO attributable to noncontrolling interests in other consolidated partnerships	—	(12)	—	(59)
Allocation of earnings to participating securities	(528)	(564)	(1,040)	(1,133)
FFO available to common shareholders (1)	$59,409	$59,213	$117,104	$113,871
As further adjusted for:
Director compensation upon termination of service (2)	—	—	—	293
Abandoned pre-development costs	—	—	627	—
Demolition costs	—	182	—	182
Write-off of debt discount due to repayment of debt prior to maturity (3)	—	—	—	882
Impact of above adjustments to the allocation of earnings to participating securities	—	(1)	(5)	(13)
AFFO available to common shareholders (1)	$59,409	$59,394	$117,726	$115,215
FFO available to common shareholders per share - diluted (1)	$0.59	$0.59	$1.17	$1.14
AFFO available to common shareholders per share - diluted (1)	$0.59	$0.59	$1.17	$1.15

Weighted Average Shares:
Basic weighted average common shares	95,025	95,124	95,217	95,034
Effect of notional units	—	183	—	167
Effect of outstanding options and restricted common shares	5	68	35	64
Diluted weighted average common shares (for earnings per share computations)	95,030	95,375	95,252	95,265
Exchangeable operating partnership units	5,028	5,053	5,028	5,053
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	100,058	100,428	100,280	100,318

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)	For the six months ended June 30, 2016, represent the accelerated vesting of restricted shares due to the death of a director in February 2016.

(3)	Due to the January 28, 2016 early repayment of the $150 million mortgage secured by the Deer Park, New York property, which was scheduled to mature August 30, 2018.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Six months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$30,947	$77,302	$54,461	$105,919
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(2,374)	(3,466)	(4,692)	(6,965)
Interest expense	16,520	13,800	33,007	28,684
Gain on sale of assets and interests in unconsolidated entities	(6,943)	—	(6,943)	(4,887)
Gain on previously held interest in acquired joint venture	—	(49,258)	—	(49,258)
Other non-operating (income) expense	(57)	(38)	(92)	(354)
Depreciation and amortization	32,905	26,306	64,199	52,873
Other non-property (income) expenses	308	(290)	621	(388)
Abandoned pre-development costs	—	—	627	—
Demolition Costs	—	182	—	182
Corporate general and administrative expenses	11,202	11,448	22,479	22,913
Non-cash adjustments (1)	(596)	(1,050)	(1,561)	(1,972)
Termination rents	(1,450)	(1,487)	(2,633)	(2,042)
Portfolio NOI	80,462	73,449	159,473	144,705
Non-same center NOI (2)	(9,585)	(3,054)	(19,830)	(6,194)
Same Center NOI	$70,877	$70,395	$139,643	$138,511

(1)	Non-cash items include straight-line rent, above and below market rent amortization and gains or losses on outparcel sales.

(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet centers acquired:		Outlet center Expansions:
Daytona Beach	November 2016	Fort Myers	January 2016	Glendale (Westgate)	June 2016	Lancaster (under construction)
		Westbrook	May 2017	Savannah	August 2016